UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 21, 2021

Taylor Morrison Home Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35873	83-2026677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4900 N. Scottsdale Road, Suite 2000
Scottsdale, Arizona 85251
(Address of principal executive offices and zip code)

(480) 840-8100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Name of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	TMHC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2021, C. David Cone, Executive Vice President and Chief Financial Officer of Taylor Morrison Home Corporation (the “Company”), informed the Company of his intention to retire from the Company. The Company has commenced a search for Mr. Cone’s successor. In order to provide for an orderly transition of Mr. Cone’s responsibilities and duties, the Company and Mr. Cone have entered into a Transition and Retirement Agreement, dated as of June 21, 2021 (the “Retirement Agreement”), which was approved by the Compensation Committee of the Board of Directors of the Company and will supersede Mr. Cone’s existing employment agreement.

The Retirement Agreement provides that Mr. Cone will transition from the role of Chief Financial Officer effective as of December 31, 2021, provided that the Company may elect an earlier date (such date, the “Transition Date”). If the Transition Date occurs prior to December 31, 2021, Mr. Cone will remain employed with the Company as a Senior Advisor through December 31, 2021, provided that the Company may elect to extend the date of such separation from service on a month-to-month basis through March 31, 2022 (such separation date, the “Retirement Date”). In return for Mr. Cone’s services through the Retirement Date, Mr. Cone will receive: (i) his current base salary and benefits through the Retirement Date; (ii) 12 months of continued base salary following the Retirement Date; (iii) his full 2021 annual cash incentive bonus and profit sharing bonus, in each case, based on actual attainment of performance goals; and (iv) a 12-month COBRA subsidy following the Retirement Date.

In addition, to the extent the Retirement Date occurs prior to the applicable vesting date, Mr. Cone shall remain eligible to vest in any outstanding stock option and service-based restricted stock unit awards scheduled to vest in February 2022 pursuant to the terms of the Retirement Agreement. Following the Retirement Date, to the extent not otherwise exercised, each outstanding and vested stock option shall expire on September 30, 2022. With respect to Mr. Cone’s outstanding restricted stock unit awards subject to performance-based vesting conditions (“PSU Awards”): (i) each PSU Award granted in 2019; (ii) shares subject to the 2020 and 2021 tranches of each PSU Award granted in 2020; and (iii) shares subject to the 2021 tranche of the PSU Award granted in 2021, shall remain outstanding and eligible to be earned and vest, as applicable, in accordance with the terms of the applicable award agreement as if Mr. Cone had remained employed by the Company through the applicable performance period, vesting date and performance certification. Consistent with the terms of the award agreements governing Mr. Cone’s outstanding equity awards, all other unvested equity awards held by Mr. Cone as of the Retirement Date will be forfeited for no consideration. The Retirement Agreement contains customary confidentiality, cooperation, non-competition, non-solicitation and non-disparagement provisions as well as a mutual release of claims between the Company and Mr. Cone.

The foregoing summary of the Retirement Agreement is qualified in its entirety by reference to the full text of the Retirement Agreement, which is attached hereto as Exhibit 10.1.

Item 7.01. Regulation FD Disclosure.

On June 21, 2021, the Company issued a press release announcing Mr. Cone’s retirement. A copy of the Company’s press release is attached as Exhibit 99.1 to this report. The Company does not intend for this Item 7.01 or Exhibit 99.1 to be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended or otherwise subject to the liabilities of that section, nor shall they be deemed to be incorporated by reference into filings under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Retirement Agreement, dated as of 21, 2021, between Taylor Morrison Home Corporation, Taylor Morrison, Inc. and C. David Cone.

99.1	Press Release dated June 21, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Taylor Morrison Home Corporation

By:	/s/ Darrell C. Sherman
Name:	Darrell C. Sherman
Title:	Executive Vice President, Chief Legal Officer and Secretary

Date: June 21, 2021